Exhibit 2.s.6

Financial Statements for

SOG Specialty Knives and Tools, LLC

December 31, 2015 and 2014

(unaudited)

CONTENTS

PAGE
FINANCIAL STATEMENTS
Balance sheets	2
Statements of operations	3
Statements of member’s equity	4
Statements of cash flows	5
Notes to financial statements	6–16

SOG SPECIALTY KNIVES AND TOOLS, LLC

BALANCE SHEETS

(unaudited)

ASSETS

	December 31,
	2015	2014
CURRENT ASSETS
Cash	$65,586	$75,446
Trade accounts receivable, net of allowance of $177,567 and $68,693, respectively	3,688,104	3,919,450
Inventories, net	11,447,014	8,686,077
Prepaid expenses and other current assets	722,717	757,722

Total current assets	15,923,421	13,438,695

PROPERTY AND EQUIPMENT, net	862,187	950,958

OTHER ASSETS
Deferred financing costs, net	77,425	207,435
Intangible assets, net	13,309,561	14,561,521
Goodwill	10,984,431	10,984,431
Other assets	49,143	61,375

	24,420,560	25,814,762

	$41,206,168	$40,204,415

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Line of credit	$6,022,894	$3,693,222
Checks in excess of cash	350,203	236,817
Trade accounts payable	1,408,508	1,107,395
Accrued expenses	1,129,324	1,379,935
Capital lease obligation	—	13,694

Total current liabilities	8,910,929	6,431,063

LONG-TERM LIABILITIES
Notes payable to related party	18,399,000	18,399,000

MEMBER’S EQUITY	13,896,239	15,374,352

	$41,206,168	$40,204,415

2	See accompanying notes.

SOG SPECIALTY KNIVES AND TOOLS, LLC

STATEMENTS OF OPERATIONS

(unaudited)

	Years Ended December 31,
	2015	2014
NET SALES	$35,681,818	$39,638,830
COST OF GOODS SOLD	20,938,384	23,849,031

Gross profit	14,743,434	15,789,799

OPERATING EXPENSES
Selling and marketing	6,168,660	5,769,606
General and administrative	7,236,332	6,386,565

Total operating expenses	13,404,992	12,156,171

INCOME FROM OPERATIONS	1,338,442	3,633,628

OTHER EXPENSE
Interest expense	2,968,239	3,498,921

NET (LOSS) INCOME	$(1,629,797)	$134,707

3	See accompanying notes.

SOG SPECIALTY KNIVES AND TOOLS, LLC

STATEMENTS OF MEMBER’S EQUITY

(unaudited)

BALANCE, December 31, 2013	$15,146,388
Vesting of profit interest grants	140,640
Distributions	(47,383)
Net income	134,707

BALANCE, December 31, 2014	15,374,352
Vesting of profit interest grants	151,684
Net loss	(1,629,797)

BALANCE, December 31, 2015	$13,896,239

4	See accompanying notes.

SOG SPECIALTY KNIVES AND TOOLS, LLC

STATEMENTS OF CASH FLOWS

(unaudited)

	Years Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,629,797)	$134,707
Adjustments to reconcile net (loss) income to net cash from operating activities
Depreciation and amortization	1,656,677	1,636,190
Profit interest compensation expense	151,684	140,640
Amortization of deferred financing costs	130,010	129,088
Changes in current assets and liabilities
Trade accounts receivable	231,346	239,882
Inventories	(2,760,937)	939,148
Prepaid expenses and other assets	47,237	(177,746)
Trade accounts payable	301,113	(980,665)
Accrued expenses	(250,611)	(965,048)

Net cash from operating activities	(2,123,278)	1,096,196

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(315,946)	(572,851)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (payments) on line of credit	2,329,672	(780,884)
Net change in checks in excess of cash	113,386	236,817
Capital lease payments	(13,694)	(14,939)
Distribution to members	—	(47,383)

Net cash from financing activities	2,429,364	(606,389)

NET DECREASE IN CASH	(9,860)	(83,044)

CASH, beginning of year	75,446	158,490

CASH, end of year	$65,586	$75,446

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$2,829,475	$3,872,419

5	See accompanying notes.

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies

Organization - SOG Specialty Knives and Tools, LLC (the Company) is a Delaware limited liability company and is a wholly owned subsidiary of SOG Specialty K&T Holdings, LLC (Holdings). The Company is in the business of designing, manufacturing, packaging, and distributing knives and specialty tools through a worldwide dealer network.

Basis of accounting - The Company prepares its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates - Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses in the reporting period. Actual amounts could differ from those estimates. Significant estimates include bad debt and return allowances, lives for tangible and definite-lived intangible assets, and inventory valuations and reserves.

Trade accounts receivable - Sales are made to approved customers on an open-account basis. Receivables are generally unsecured. The Company monitors credit limits and payment habits of its customers to mitigate risk of loss from uncollectible accounts.

Trade accounts receivable are stated at the original invoice amount. Management maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to pay through a charge to earnings and a credit to the allowance based on their assessment of the current status of individual accounts and the overall aging of the receivables. Trade accounts receivable are written off when deemed uncollectible and recoveries of trade accounts receivable previously written off are recorded as a reduction of bad debt expense when received. The Company has established credit policies and historically the losses related to customer nonpayment have been low as a percentage of sales.

The Company entered into a receivables factoring agreement with a bank (purchaser) whereby all of a major customer’s receivables are submitted and sold to the purchaser upon product shipment. The receivables are sold without recourse at a discount reflecting LIBOR (LIBOR term varies depending on underlying receivable discount term) plus a spread (1.25%). At December 31, 2015, the one-month LIBOR was 0.3584%. The purchaser receives all cash collections. The spreads are evaluated periodically by the purchaser. The factoring arrangement typically accelerates collection of accounts receivable by 50 to 55 days from the customer’s payment due date according to the terms of sale. Total discounts were not significant for the years ended December 31, 2015 and 2014. The discounts are included in net sales on the statements of operations.

Concentration of business and credit risk - The Company is subject to concentrations of credit risk through its cash and trade accounts receivable. Credit risk, with respect to trade accounts receivable, is minimized due to the diversification of the Company’s customer base and its geographical dispersion. The concentration of credit risk is equal to the outstanding trade accounts receivable balances, and such risk is subject to the financial and industry conditions of the Company’s customers. The Company does not require collateral or other securities to support trade accounts receivable. At times, cash balances in banks may be in excess of federally insured limits. The Company has not experienced any losses in its cash accounts.

6

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Sales to one customer comprised approximately 20% and sales to two customers comprised approximately 36% of total sales for the years ended December 31, 2015 and 2014, respectively. Two customers comprised approximately 34% and one customer comprised approximately 28% of trade accounts receivable at December 31, 2015 and 2014, respectively.

The Company purchases a significant quantity of product materials from suppliers outside the United States at prices that are determined by contract. All the purchases are denominated in U.S. dollars with the exception of one vendor for which the purchases are denominated in yen. Total purchases from this vendor totaled $834,000 and $689,000 during the years ended December 31, 2015 and 2014, respectively. Fluctuation of foreign currency exchange rates exposes the Company to changes in inventory costs and gross margins. Purchases from two suppliers with facilities located in Asia comprised approximately 34% and purchases from three suppliers with facilities located in Asia comprised approximately 37% of total purchases during the years ended December 31, 2015 and 2014, respectively. Management believes that other suppliers could provide the necessary products; however, such a change could result in manufacturing delays.

Inventories - Inventories are valued at the lower of cost or market, determined by the first-in, first-out method. The Company regularly analyzes its inventory for obsolescence and lower of cost or market adjustments. Inventory reserves are recorded for excess quantities, obsolescence, and adjustments to present inventory at the lower of cost or market. Reserves totaled $250,000 and $75,000 at December 31, 2015 and 2014, respectively, and result in the inventory being recorded at its adjusted cost basis.

Property and equipment - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. The estimated useful lives of machinery, equipment, furniture, and fixtures are five years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining term of the lease. Expenditures that materially increase the lives of assets are capitalized. The cost and related accumulated depreciation or amortization of property sold or retired are removed from the accounts and resulting gains or losses are included in operations. Minor repairs and maintenance are charged to expense as incurred.

Deferred financing costs - The deferred financing costs were incurred in the process of executing the related party notes payable (Note 6). The financing costs are amortized to interest expense over the five-year term of the notes using the effective interest method. Amortization expense was $130,010 and $129,088 for the years ended December 31, 2015 and 2014, respectively.

Intangible assets - The Company’s intangible assets consist of trade names, developed technology, customer relationships, and a noncompete agreement. Amounts are subject to amortization on the straight-line basis over their estimated useful lives. Management assesses the carrying value of intangible assets for potential impairment when an event occurs or circumstances change to suggest the carrying value of the assets may be greater than their fair value. Significant costs to renew or extend the term of certain intangible assets, primarily trademarks, will be capitalized and recognized over the renewal term. Management has determined there is no impairment at December 31, 2015 and 2014.

7

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Goodwill - Goodwill represents the excess of the cost of the Company over the fair value of the net assets at the date of acquisition. The Company assesses qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company evaluated qualitative factors in performing its annual goodwill impairment test for 2015 and 2014 and concluded that goodwill was not impaired. Significant events and circumstances taken into consideration in arriving at this conclusion include the level of actual and projected revenues and the discount factor applied to multiples of comparable businesses.

Valuation of long-lived assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In circumstances where impairment is determined to exist, the Company will write down the assets to their estimated fair value based on either the present value of estimated expected future cash flows or the anticipated realizable market value.

Member’s equity - Holdings is the sole member of the Company. Managers appointed by Holdings manage the business and affairs of the Company. No member or manager shall be liable for the debts, obligations, or liabilities of the Company, solely by reason of being a member or acting as a manager. Holdings will receive all profits and losses, receive all distributions, and have all the voting rights of the Company. There were no distributions during 2015. During 2014, the Company distributed $47,383 to Holdings.

Revenue recognition - Revenue from the sale of the Company’s products is recognized at the time of transfer of title to the customer. Revenue is reduced by amounts relating to promotional rebates, volume rebates, cash discounts, and returns. The sales incentives and promotions totaled $1,509,217 and $1,230,921 for the years ended December 31, 2015 and 2014, respectively. Revenue is presented net of applicable taxes.

Shipping and delivery - The Company incurs shipping and delivery costs in the delivery of products to its customers. These costs totaled approximately $1,189,200 and $999,800 during the years ended December 31, 2015 and 2014, respectively, and are included in cost of goods sold on the statements of operations.

Advertising costs - The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2015 and 2014, was $285,462 and $648,750, respectively. Additionally, the Company offers advertising rebate programs with customers whereby if a customer advertises Company-related products and provides evidence of advertising, the Company provides certain incentives to the customer in the form of credits against future orders. The Company records the value of these credits in the year the advertising occurred and recognized total expense related to these programs of $1,666,578 and $1,616,748 for the years ended December 31, 2015 and 2014, respectively. The advertising costs are included in selling and marketing expenses on the statements of operations.

8

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies (continued)

Management agreements - The Company entered into management agreements with each of the majority members of Holdings on August 5, 2011, which require the Company to pay quarterly management fees equal to amounts ranging from $125,000 to $150,000, depending on trailing 12-month EBITDA (earnings before interest, taxes, depreciation, and amortization). The agreement has a term of seven years, with an automatic one-year extension unless notice is given by the parties. Management fees for the years ended December 31, 2015 and 2014, were $500,000.

Product warranty - The Company’s products are guaranteed against defects in workmanship and materials for the life of the original purchaser and requires the replacement or repair of the products that meet the warranty terms. The Company estimates and accrues the cost of its warranties monthly. Estimates are based on historic data and projected costs. All other warranty expenses are recognized in the period the replacement or repair occurs. The warranty costs and related warranty accrual as of and for the years ended December 31, 2015 and 2014, were not significant.

Income taxes - The Company has elected to be taxed as a limited liability corporation under provisions of the Internal Revenue Code. Under these provisions, the member is taxed on its proportionate share of the earnings of the Company.

Management of the Company does not believe the Company has any uncertain tax positions at December 31, 2015 and 2014. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. During the years ending December 31, 2015 and 2014, the Company recognized no interest or penalties.

Subsequent events - Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are available to be issued. Notes 5 and 6 provide disclosure of certain subsequent events that did not result in recognition in the financial statements.

The Company has evaluated subsequent events through April 29, 2016, which is the date the financial statements are available to be issued.

Note 2 - Inventories

Inventories consist of the following at December 31:

	2015	2014
Raw materials	$2,088,802	$1,582,399
Finished goods	9,136,357	6,896,822
Inventories in transit	471,855	281,856
Inventory reserves	(250,000)	(75,000)

Total inventories	$11,447,014	$8,686,077

9

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 3 - Property and Equipment

Property and equipment consist of the following at December 31:

	2015	2014
Machinery and tooling	$1,745,959	$1,448,677
Computer equipment and software	352,793	334,347
Office equipment and other	215,031	214,813
Transportation equipment	8,237	8,237

	2,322,020	2,006,074

Less accumulated depreciation and amortization	(1,459,833)	(1,055,116)

Property and equipment, net	$862,187	$950,958

Depreciation and amortization expense on property and equipment for the years ended December 31, 2015 and 2014, was $404,717 and $382,151, respectively.

Note 4 - Intangible Assets

Customer relationships - Customer relationships represent the estimated fair value of customer relationships obtained in business combinations. The excess earnings method is considered by management to represent the fair value of customer relationships. The excess earnings look at projected discounted cash flows of the customer relationships, considering estimated attrition rates. Customer relationships are being amortized over 25 years.

Developed technology - Developed technology represents the estimated fair value of internally developed technology and designs incorporated in the products obtained in business combinations. The relief from royalty income method is considered by management to represent the fair value of the developed technology as it looks at the income streams that would result if the technology was licensed from a third party. Developed technology is being amortized over 10 years.

Trade name - Trade name represents the estimated fair value of exclusive rights to specified registered trademarks, trade names, and domain names obtained in business combinations. The relief from royalty income method and market information are considered by management to represent the fair value of these trademarks. Trade name is being amortized over 15 years.

10

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 4 - Intangible Assets (continued)

Noncompete agreement - Noncompete agreement represents the estimated fair value of the noncompete agreement entered into during a business combination. The estimated discounted cash flows of potential lost revenues in the absence of the noncompete agreement were considered by management to represent the fair value of the agreement. The noncompete agreement is being amortized over 3.5 years and is fully amortized as of December 31, 2015.

Definite-lived intangibles consist of the following at December 31, 2015 and 2014:

	Weighted Average (Years)	Cost	Accumulated Amortization	Net Cost
December 31, 2015
Customer relationships	25.0	$6,809,722	$(1,199,268)	$5,610,454
Developed technology	10.0	5,358,482	(2,359,221)	2,999,261
Trade name	15.0	6,652,469	(1,952,623)	4,699,846
Noncompete agreement	3.5	8,064	(8,064)	—

		$18,828,737	$(5,519,176)	$13,309,561

December 31, 2014
Customer relationships	25.0	$6,809,722	$(926,879)	$5,882,843
Developed technology	10.0	5,358,482	(1,823,372)	3,535,110
Trade name	15.0	6,652,469	(1,509,125)	5,143,344
Noncompete agreement	3.5	8,064	(7,840)	224

		$18,828,737	$(4,267,216)	$14,561,521

Amortization expense related to the above intangible assets totaled $1,251,960 and $1,254,039 for the years ended December 31, 2015 and 2014, respectively.

Future amortization of definite-lived intangibles is expected to be recognized over a weighted-average period of 12 years and is as follows for future years ending December 31 and thereafter:

2016	$1,251,735
2017	1,251,735
2018	1,251,735
2019	1,251,735
2020	1,251,735
Thereafter	7,050,886

$13,309,561

11

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 5 - Bank Line of Credit

At December 31, 2015, the Company had up to $10,000,000 available in a revolving credit line with a commercial bank. The principal balance outstanding on the line of credit is limited to certain borrowing base requirements. The line of credit is subject to renewal on July 2, 2017. The terms of the credit agreement require interest to accrue at the Alternate Base Rate (3.50% and 3.25% at December 31, 2015 and 2014, respectively) plus 1% or the Eurodollar Rate (0.3584% and 0.1635% at December 31, 2015 and 2014, respectively) plus 3%, and it is paid monthly. The Company elects the interest rate option at the time the advance is requested. The Alternate Base Rate is the higher of 1) the bank’s base commercial lending rate, 2) the Federal Funds Open Rate plus one-half of 1%, or 3) the daily LIBOR rate plus 1%. The Eurodollar Rate is based on the one-month LIBOR rate. The line of credit is collateralized by essentially all assets of the Company. The loan is guaranteed by Holdings, which is a co-borrower on the loan. There was $6,022,894 and $3,693,222 outstanding under the line of credit as of December 31, 2015 and 2014, respectively. As of December 31, 2015 and 2014, the balance outstanding under the Alternate Base Rate was $522,894 and $193,222, respectively, and the balance outstanding under the Eurodollar Rate was $5,500,000 and $3,500,000, respectively. The line-of-credit agreement contains certain financial covenants related to debt coverage and EBITDA (as defined in the agreement).

As a result of certain charges and one time expenditures related to product development and operational changes, the Company failed to comply with certain financial covenants at December 31, 2105 as required under the agreement. Subsequent to year-end, the bank amended the line-of-credit agreement so that the Company was in compliance with the financial covenants, effective December 31, 2015.

Note 6 - Notes Payable to Related Party

The Company has two note agreements with a member of Holdings totaling $18,399,000 as of December 31, 2015 and 2014. The terms of the notes payable are as follows as of December 31:

	2015	2014
Term A note agreement with member of Holdings, maturing October 3, 2017; interest payable monthly commencing September 1, 2011, at a rate equal to the one-month LIBOR plus 11.25%, provided that in no event the interest be lower than 13.25%. On each interest payment date after December 31, 2012, and prior to maturity date, in lieu of payment of the interest in part or whole, payment-in-kind may be made by adding such amount to the principal amount of the note.	$6,199,500	$6,199,500

12

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 6 - Notes Payable to Related Party (continued)

	2015	2014
Term B note agreement with member of Holdings, maturing October 3, 2017; interest payable monthly commencing September 1, 2011, at a rate equal to the one-month LIBOR plus 12.75%, provided that in no event the interest be lower than 14.75%. On each interest payment date after December 31, 2012, and prior to maturity date, in lieu of payment of the interest in part or whole, payment-in-kind may be made by adding such amount to the principal amount of the note.	12,199,500	12,199,500

	$18,399,000	$18,399,000

The notes in the preceding table were both issued on August 5, 2011. The principal amounts on both notes totaling $18,399,000 are due in lump-sum payments on October 3, 2017. The notes are subordinated to the bank line of credit (Note 5). The note agreements stipulate that if the Company prepays any portion of the notes prior to the third anniversary of the notes, the Company would be required to pay a prepayment penalty equal to a percentage of the principal repaid. The prepayment percentages are 3% prior to the first anniversary, 2% after the first anniversary but before the second anniversary, and 1% after the second anniversary but before the third anniversary. No prepayments were made in 2015 or 2014. In addition, the note agreements stipulate upon change of control or prepayment of the amounts outstanding of Term A and Term B prior to the maturity date, the Company would pay to the member an exit fee in the amount equal to 3% per annum on the greater of the 1) Term A outstanding and $4,649,625 and 2) Term B outstanding and $9,149,625. The exit fee shall survive termination of the repayment of the obligations.

The agreement also allows for the election to make a payment on the exit fee in advance of a change of control. The Company did not make any payments on the exit fee in 2015. In 2014, the Company made an exit fee payment of $500,000, which is included in interest expense. The note’s holder has applied the payment from the Company as a reduction to the exit fee due upon the change of control. After application of the $500,000 payment made in 2014, there is approximately $1,436,300 of additional exit fees calculated through December 31, 2015, which would be required to be paid out if a change-of-control event occurred. Because there has been no change-of-control event and the Company has not made an election to pay out this amount, this balance is not accrued as of December 31, 2015.

The note agreements limit capital expenditures and contain certain financial covenants for which the Company must comply related to EBITDA (as defined in the agreements).

As a result of certain charges and one time expenditures related to product development and operational changes, the Company failed to comply with certain financial covenants at December 31, 2105 as required under the notes payable agreements. Subsequent to year-end, the financial covenants required by the notes payable agreements were amended so that the Company was in compliance effective, December 31, 2015

13

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 7 - Commitments

Operating leases - The Company leases the main facility from a member of Holdings. The lease agreement had an initial term maturing on December 31, 2013, and was renewed by the Company through December 31, 2015. During the years ended December 31, 2015 and 2014, the Company incurred approximately $212,600 and $207,000, respectively, in rent expense related to this lease. The Company anticipates renewing the lease through December 31, 2017. Each renewal term will be on the same terms and conditions as the initial term, except that base rent will equal 90% of fair market rent. Payments through December 31, 2017, related to this lease are included in the table below.

The Company also leases space from an unrelated entity. The lease agreement was entered into on January 1, 2011, for one year, which automatically extends for an additional year. The lease term rolls over to the next year and allows for annual renewals. The lease expired on December 31, 2015, and was not renewed. During the years ended December 31, 2015 and 2014 the monthly base rent was $9,500 and $9,000, respectively.

The Company also leases office equipment expiring at various dates through June 2020. The monthly lease expense ranges from $558 to $1,060. During the years ended December 31, 2015 and 2014, the Company incurred approximately $19,000 and $7,000, respectively, in lease expense related to these leases.

Future minimum annual commitments with remaining terms in excess of one year at December 31, 2015, with related and unrelated parties are as follows:

	Related Parties	Unrelated Parties
2016	$224,436	$32,131
2017	224,436	32,131
2018	—	30,458
2019	—	25,439
2020	—	12,719

	$448,872	$132,878

Total lease expense for the years ended December 31, 2015 and 2014, was approximately $334,300 and $340,500, respectively.

License agreements - The Company has several license agreements for which the Company is obligated to pay either a percentage of the sales price or a set price per unit sold for every product sold that incorporates the patented design identified in the license agreements. The terms of the agreements run concurrent with the term of the underlying patents. License agreement expense under these licenses for the years ended December 31, 2015 and 2014, was approximately $116,000 and $121,000, respectively.

14

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 7 - Commitments (continued)

Purchase commitments - The Company purchases supplies for its products from various vendors. As of December 31, 2015 and 2014, respectively, the Company had outstanding purchase orders totaling approximately $5,007,000 and $5,283,000 for inventory on order and expected to be received within the following year.

Inventory management - In September 2015, the Company entered into a warehouse distribution services agreement with a nationally recognized supply chain management company. The agreement, which has an effective date of February 8, 2016, and an initial term through February 28, 2018, includes receiving, storing, picking, packing, and making available the Company’s inventory for shipment. The agreement requires the Company to pay a monthly fee of $47,831 and additional variable transactional fees, as defined in the agreement.

Note 8 - Employee Benefit Plan

The Company has a qualified 401(k) and profit sharing plan (the Plan). The Plan is for eligible full-time employees who are over the age of 21, with 90 days of service. The participant must have at least 1,000 hours of service in a Plan year. The Company may make discretionary contributions to the Plan. The Company made safe harbor contributions to the Plan in the amount of $133,170 and $112,664 for the Plan years ended December 31, 2015 and 2014, respectively.

Note 9 - Executive Unit Plan

In January 2012, Holdings established an executive unit plan (the SOG Plan). The SOG Plan is for any employee, officer, director, manager, and/or consultant of the Company, pursuant to which awards of Holdings Class C units may be granted. The Class C units represent profit interests of Holdings that only have value to the holders of the units after the fair market value of the units exceeds a threshold value as defined in the LLC operating agreement. The total number of units available for awards is 2,285, of which 2,284 have been awarded as of December 31, 2015. There were no units granted in 2015. During 2014, 570 units were granted. The fair value of the awards was calculated based on calculating the present value of estimated distributions to the Class C unit holders based on the terms of Holdings’ LLC operating agreement and the calculation of a future exit value using a discounted cash flow method. The total grant-date fair value for the awards issued during 2014 was determined to be approximately $198,000. The equity-based compensation related to the incentive units has been recorded on the statements of operations of the Company as a component of operating expenses over the vesting term of the awards. The awards generally vest over three to four years. Upon termination of service, any unvested units are cancelled. If a termination of service is for cause (as defined in the agreement), Holdings has the right to cancel all units, whether vested or not. The Company recorded compensation expense of $151,684 and $140,640 in 2015 and 2014, respectively.

15

SOG SPECIALTY KNIVES AND TOOLS, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 9 - Executive Unit Plan (continued)

The following is a summary of the units granted under the SOG Plan:

Units outstanding at December 31, 2013	1,714
Units granted	570

Units outstanding at December 31, 2014	2,284
Units granted	—

Units outstanding at December 31, 2015	2,284

As of December 31, 2015 and 2014, respectively, there were 1,915 and 1,416 units vested.

Expected future compensation expense associated with the SOG Plan for years ending December 31 is as follows:

2016	$54,000
2017	49,000
2018	25,000

$128,000

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